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Exhibit 99.(b)(i)

(b)(i)    Credit Agreement, dated November 16, 2004, between Bank of China and Sinopec Corp.

Serial No.: Zhong Yin Si Xie (2004) No. 124

CREDIT FACILITY AGREEMENT

November 16, 2004

Party A:	Bank of China Limited, Head Office
Domicile:	1 Fuxingmennei Dajie, Xicheng District, Beijing
Legal Representative:	Xiao Gang
Party B:	China Petroleum & Chemical Corporation
Domicile:	A6 Huixindongjie, Chaoyang District, Beijing
Legal Representative:	Chen Tonghai

Whereas:

        Party B possesses good financial status and credit records; and

        Party A enjoys good reputation and provides comprehensive and good-quality financial services;

        In order to further develop the long-term, friendly, reciprocal and mutually beneficial cooperative relationship between the Parties, and based on sufficient consultation and the principles of voluntariness, equality, mutual benefits, and faithfulness, Party A and Party B hereby reach the following agreement.

Article 1 Extension of Credit facility

        Party A agrees to extend to Party B and its subordinate branches and/or subsidiaries a short-term credit facility in both local and foreign currencies in an aggregate of RMB17 billion, which shall include the part of the credit facility of RMB16 billion extended by Party A to Party B in 2003 (as per Document Zhong Yin Si Xie [2003] No. 119) that has been already used. The specific details of the credit facility of RMB 17 billion hereunder shall be as set forth in the Appendix hereto.

Article 2 Use of Credit facility

        Within one year (inclusive of one year) from the date upon which this Agreement takes effect, Party B and its subordinate branches and/or subsidiaries may handle with Party A the relevant transactions with a term no more than one year (inclusive of one year) to the extent not exceeding the credit facility stipulated in Article 1 of this Agreement, including but not limited to short-term loans, bank acceptance, letter of credit, export bill of exchange, and letter of guarantee in connection with import and/or export business. The credit facility to be used for credit extension in foreign currencies shall be converted into the credit facility in RMB at the (middle) exchange rate published by the State Administration of Foreign Exchange on the date of execution of the relevant agreement.

        The credit facility available for Party B and its subordinate branches and/or subsidiaries may be adjusted through consultation between the Parties. Notices on change of the credit facility shall take effect upon affixation of the seal of Party B's Financial Department. This authorization shall take effect simultaneously with this Credit facility Agreement. All notices of the Parties on changes shall constitute an integral part of this Agreement. Party A shall arrange for the use of the credit facility by Party B and its subordinate branches in a timely and convenient manner as per agreement in accordance with Party B's demand for credit extension transactions. In particular, Party A shall supervise and urge its subordinate branches to ensure that the credit facility divided and adjusted by Party B towards its subordinate branches and/or subsidiaries shall be used in a timely manner and in full amount.

        Party A and its subordinate branches shall handle the financing transactions in strict accordance with the short-term credit facility divided by Party B towards its subordinate branches and/or subsidiaries. Party A and its subordinate branches shall not handle any financing transaction in excess of the credit facility authorized and divided by Party B towards its subordinate branches and/or subsidiaries. In the event that Party A and its subordinate branches handle any financing transaction in excess of the credit facility authorized and divided by Party B towards its subordinate branches and/or subsidiaries, Party B will not be liable for guarantee with respect to the part in excess of the credit facility.

Article 3 Credit facility for Revolving Short-term Loans

        In order to ensure Party B's timely regulation and control of its fund surplus and shortage, and expedite its capital velocity, 20% of the total credit facility under this Agreement (in the amount of RMB 3.4 billion) can be taken as revolving credit facility to be determined by loan contracts. The revolving loans shall be borrowed and/or repaid at any time within the period stipulated under the loan contracts. Business contracts under which a revolving credit facility loan is required shall take effect upon signature by the person in charge of Party B's Financial Department and affixation of the seal of Party B's Financial Department. This authorization shall take effect simultaneously with this Credit facility Agreement.

Article 4 Party A's Services

        After Party B and its subordinate branches and/or subsidiaries have performed the representations and warranties set forth in Article 5 of this Agreement, and if the applications for short-term credit extension transaction submitted by Party B and its subordinate branches and/or subsidiaries to Party A meet Party A's examination conditions, Party A shall have the obligation to extend the credit to Party B and its subordinate branches and/or subsidiaries within the credit facility stipulated under this Agreement. Upon extension of the specific credit, Party A and Party B shall complete the relevant formalities in accordance with the operation procedures.

        Upon acceptance, approval, and handling of each short-term credit extension transaction of Party B and its subordinate branches and/or subsidiaries, Party A shall have the obligation to render high-quality financing services with preferential loan interest rates and other favorable conditions. It shall also attach high importance to and provide appropriate and prompt solution with respect to the inquiries and/or criticism made by Party B and its subordinate branches and/or subsidiaries.

Article 5 Representations and Warranties of Party B

        1.     In respect of the credit extension to Party B's controlled subsidiaries, such subsidiaries shall handle the working capital loans, letter of credit, letter of guarantee, acceptance of bills of exchange, and other transactions with Party A's branches at the localities of these subsidiaries within the credit facility as authorized and divided by Party B. The financing transactions for Party B's wholly owned subsidiaries and branches shall be limited to bank acceptance only, and, if any of them engage in import and export business, the financing transactions shall also include letter of credit and letter of guarantee. The bank acceptance and other financing transactions for Party B's branches and wholly owned subsidiaries shall be handled at Party A's local branches as prescribed and within the credit facility authorized by Party B.

        2.     Party B undertakes to open and maintain with the Bank of China foreign exchange accounts used for deposits, foreign exchange receipts and foreign exchange settlement under current and capital items.

        3.     Party B undertakes to, by itself or through Sinopec Financial Co., Ltd., handle settlement, deposit, and other relevant transactions at the Bank of China.

        4.     Party B undertakes to instruct its subordinate branches and subsidiaries to handle settlement, deposit, and other relevant transactions in RMB and foreign exchanges at the relevant branch offices of the Bank of China. In addition, Party B also undertakes to give priority consideration to the fund remittance system of the Bank of China as and when the system meets Party B's requirements.

        5.     Party B warrants that the fund obtained under this Agreement and its ancillary contracts for specific credit extension transactions shall be used for the purposes agreed herein and therein.

        6.     Party B agrees to submit interim and annual financial reports to Party A on a periodic basis and advise Party A in a timely manner of the consequential events that affect or may possibly affect its production, operations, or financial status, including but not limited to significant alterations to management, business accounting procedures, and property right system, as well as changes to the appointment of legal representative(s) and person(s) in charge of financial affairs.

Article 6 Guarantee

        Party B undertakes that the indebtedness to Party A or any of its branches to be incurred by any of Party B's subordinate branches arising from the use of the credit facility under this Agreement shall constitute part of Party B's own liabilities. With respect to the indebtedness to Party A or any of its branches to be incurred by Party B's subordinate subsidiaries from the date of effectiveness of this Agreement to November 16, 2005 due to the use of the credit facility under this Agreement, Party B will undertake the liability for joint and several guarantee for a term of two years starting from November 16, 2005, to the extent that such guarantee does not exceed the maximum limit of RMB 17 billion. Party B confirms that Party A and its branches that have concluded specific agreements with Party B and/or its subordinate branches and/or subsidiaries for use of the credit facility shall have the right to claim Party B for undertaking the aforementioned liability in accordance with this Agreement. Party A undertakes that Party B's branches and subsidiaries shall not be required to complete further guarantee formalities or pay any security deposit when handling transactions under the credit facility extension.

Article 7 Breach of Agreement by Party B and Remedies for Party A

        Within the effective term of the credit facility, any one of the following events shall constitute a breach by Party B:

          1.     Party B ceases to pay or delays the payment of the principal or interest of a mature loan; or represents that it will cease to pay the principal or interest of any premature loan;

          2.     Party B implements a merger, division, contracting, or other actions that may possibly affect the security of the creditor's rights of Party A without Party A's awareness;

          3.     Party B incurs or is involved in any major litigation or arbitration case which is sufficient to affect Party B's repayment ability;

          4.     Party B undertakes any other act that Party A deems will prejudice the creditor's rights of Party A.

        Upon occurrence of any of the foregoing events, Party A shall have the right to adjust or terminate the implementation of the credit facility granted to Party B, and to suspend the performance of this Agreement and of all the credit extension transactions under this Agreement.

        In the event that, within a reasonable period after the suspension of this Agreement, Party B is unable to provide sufficient evidence or full guarantee in support of its due performance capability, Party A shall have the right to adjust or cancel the credit facility to Party B, the capital under the credit extension that is being used by Party B, whether mature or premature under the relevant contracts, shall be deemed to be mature, and Party A shall have the right to forthwith recall such fund and to claim for recovery of all losses incurred therefrom.

        In the event that a dispute arises between Party A and Party B with respect to the issue whether or not Party B has performed all its obligations under this Agreement, Party A shall have the right to suspend the performance of this Agreement and of all the credit extension transactions under this Agreement.

Article 8 Cross Default

        Party B's default in any single transaction of credit extension within the credit facility hereof shall constitute a default on the part of Party B of all its obligations under this Credit facility Agreement. Party B's default of its obligations vis-à-vis Party A or any of Party A's branches or wholly owned or controlled companies shall also constitute a default under this Agreement.

        Under any of the aforementioned circumstances, Party A shall have the right to suspend the performance of this Credit facility Agreement and of all other transactions, and to hold Party B liable for default. Any other credit extension transactions reserved or continued by the Parties shall not affect the right of Party A to hold Party B liable for default in accordance with this Agreement and the relevant laws.

Article 9 Miscellaneous

        This Agreement may be modified and supplemented subject to the written consent of both Parties. The Appendix and any modification or supplementation to this Agreement shall constitute an integral part of this Agreement. Matters not stipulated in this Agreement shall be implemented in accordance with the specific credit extension contracts to be executed by the Parties or the rules on credit extension.

        This Agreement shall take effect upon signature by the legal representatives or authorized representatives of both Parties and affixation of corporate seals. Upon expiration of the use term of the credit facility as stipulated in Article 2 of this Agreement, the Parties may separately execute a written agreement for renewal through consultation. After the term of the credit facility expires, each Party shall still have the right to hold the other Party liable for breach in connection with any credit extension transaction that has already taken place during the period of implementation of this Agreement, in accordance with the stipulations of this Agreement.

        This Agreement shall have four counterparts, two of which shall be held by each Party and all of which shall have equal legal force.

        Appendix: Credit Facility of 17 Billion RMB Division List

Party A	Party B
Bank of China Limited, Head Office	Sinopec Corp.
[corporate chop]	[corporate chop]
Legal or authorized representative:	Legal or authorized representative:
/s/ Huang Zhiqiang	/s/ Chen Tonghai

Date: November 16, 2004

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  Exhibit 99.(b)(i)
CREDIT FACILITY AGREEMENT
Article 1 Extension of Credit facility
Article 2 Use of Credit facility
Article 3 Credit facility for Revolving Short-term Loans
Article 4 Party A's Services
Article 5 Representations and Warranties of Party B
Article 6 Guarantee
Article 7 Breach of Agreement by Party B and Remedies for Party A
Article 8 Cross Default
Article 9 Miscellaneous